UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

           Filed pursuant to Section 16(a) of the securities Exchange
            Act of 1934, Section 17(a) of the Public Utility Holding
                             Company Act of 1935 or

               Section 30(f) of the Investment Company act of 1940

(Print of Type Response)
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1. Name and Address of Reporting Person

         Atlas Equity Group, Inc.
         1221 Brickell Avenue, Suite 900
         Miami, Florida  33131

2. Date of Event Requiring Statement (Month/Day/Year)

                  12/16/00

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol

       Hipstyle.com, Inc.  (HPSY)

5. Relationship of Reporting Person to Issuer (Check all applicable)
   ( ) Director        (X) 10% Owner        ( ) Officer (give title below)
   ( ) Other (Specify below)


6. If Amendment, Date of Original (Month/Day/Year)

         Not Applicable

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned

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

1. Title of Security                2. Amount of Securities         3. Ownership Form          4. Nature of Indirect
   Instr. 4                            Beneficial Owned                 Direct (D) or              Beneficial Ownership
                                       Instr. 4                        Indirect (I)               Instr. 5
                                                                       Instr. 5
----------------------------------------------------------------------------------------------------------------------------------|
Common Stock, $.0001 par value         2,620,000 as of Reporting Date   Indirect                   Michael D. Farkas
                                       2,575,00 as of Filing Date                                  as the President and
                                                                                                   sole shareholder of
                                                                                                   Atlas Equity Group,
                                                                                                   Inc.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. SEC 1473 (7-96)

* If form is filed by more than one reporting person, see Instruction 5(b)(v).

Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
-------------------------------------------------------------------------------

1.Title of Derivative    2. Date Exer-     3. Title and Amount of Securities    4. Conversion   5. Ownership   6. Nature of
  Security                  cisable and       Underlying Derivative Security       or Exercise     Form of        Indirect
  (Instr. 4)                Expiration        Instr. 4                             Price of        Derivative     Beneficial
                            Date                                                   Derivative      Securities:    Ownership
                            Month/Date/                                            Security        Direct (D)or   (Instr. 5)
                            Year                                                                   Indirect (I)
                                                                                                   (Instr. 5)
                         -----  ----------   --------          ---------
                         Date   Expiration                     Amount or
                         Exer-  Date          Title            Number of
                         cisable                               Shares
-------------------------------------------------------------------------------------------------------------------------------

None.

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Explanation of Responses:  None

/s/ Michael D. Farkas                                   March 19, 2002
-----------------------------                         -----------------
    Michael D. Farkas, President                              Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.